Exhibit 11.1

CONSENT

We hereby consent to the inclusion in Form 1-K of our report dated April 20, 2026 with respect to the consolidated balance sheets of Acme AtronOmatic Inc, (the “Company”) as of December 31, 2025 and December 31, 2024 and the related consolidated statements of operations, stockholders’ equity/deficit and cash flows for the year ended December 31, 2025 and December 31, 2024 and the related notes to the financial statements, which report appears in the Company’s filing.

SetApart Accountancy Corp

April 30, 2026

Calabasas, California